Exhibit 99.1

International Headquarters 5221 North O’Connor Blvd. Suite 500 Irving, Texas 75039 Phone: 972.869.3400 Fax: 972.443.1701

News Release

FOR IMMEDIATE RELEASE

Contact :	Jim Taylor, Chief Executive Officer
972-869-3400
jtaylor@thomasgroup.com

Thomas Group Announces Fourth Quarter and Year 2006 Results

Irving, Texas, April 9, 2007 Thomas Group, Inc. (NasdaqGM: TGIS), a leading operations and process improvement firm, today announced net income of $3.8 million, or $0.34 per diluted share, for the fourth quarter of 2006 on revenues of $14.8 million.  Fourth quarter 2006 results included $1.5 million, or $0.13 per diluted share, in tax benefit related to reversal of a deferred tax asset valuation allowance. Fourth quarter 2006 results compare favorably to fourth quarter 2005 net income of $1.1 million, or $0.10 per diluted share on revenues of $11.7 million.

For the year ended December 31, 2006, net income was $11.5 million, or $1.04 per diluted share, on revenues of $59.5 million, compared to net income of $6.7 million, or $0.63 per diluted share, on revenues of $43.1 million for the year ended December 31, 2005.

Pre-tax income from continuing operations for the fourth quarter of 2006 was $3.7 million, which compares favorably to $2.0 million for the same period of 2005. Pre-tax income from continuing operations for the year ended December 31, 2006 was $15.3 million, which compares favorably to $8.3 million for the same period of 2005.

The Company’s results reflect the restatement of its historical financial statements as a result of its previously announced stock option investigation, which was completed on March 30, 2007.  The Company announced the conclusion and reported the results of the voluntary investigation in a press release dated April 6, 2007. The results of the investigation and related restatement of the Company’s historical financial statements were included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 which was filed with the Securities and Exchange Commission on April 6, 2007

“I am pleased with our second consecutive year of double-digit revenue growth”, said Jim Taylor, CEO, “however, I am more pleased we were able to deliver another year of increased value to our shareholders.  This value came in two primary areas.  First, we doubled the rate of our annual dividend policy during the year, starting the year at a quarterly dividend of $0.05 per share, increasing it to $0.075 per quarter per share on June 20, 2006 and then increasing it to $0.10 per quarter per share on December 12, 2006. Additionally, we were added to the Russell Microcap Index in June and stepped up to the Nasdaq Global Market in December.”

Taylor remarked, “We continue to generate profits and cash which allow us to remain debt-free while we pay a dividend to our shareholders. During the year, our market cap grew and dividends increased. Going forward, we will continue to follow our business model of profitable revenue growth, high utilization of our workforce and a diversification of our client base.”

Fourth Quarter and Year 2006 Financial Performance:

Revenue:  Revenue for the fourth quarter of 2006 was $14.8 million, which represents a $3.1 million increase, or 27%, from the comparable period of 2005. Revenue for the year 2006 was $59.5 million, which represents a $16.4 million increase, or 38%, over the comparable period of 2005. This increase for both the quarter and the year is attributable to new revenue contracts and the expansion of existing programs in the US, primarily in the governmental sector.

Gross Margins: Gross profit margins for the fourth quarter of 2006 were 54%, compared to 46% for the fourth quarter of 2005. The increase is primarily attributable to year-end performance compensation paid to the Company’s Resultants that was accrued ratably throughout 2006, but in 2005 was recorded in the only the fourth quarter. For the year 2006, gross profit margins were 53%, compared to 52% for the comparable period of 2005.  The increase is primarily attributable to increased revenue, while maintaining full utilization of the Company’s direct labor and strict control over costs.

Selling, General & Administrative (S,G&A):  S,G&A costs for the fourth quarter of 2006 were $4.4 million compared to $3.4 million for the fourth quarter of 2005. This increase is primarily due to increases in legal and other professional fees. For the year 2006, S,G&A costs were $16.6 million compared to $13.5 million for the year 2005.  This increase is primarily due to sales commissions earned on increased revenue, increases in legal and other professional services, and stock-based compensation expense attributable to restricted stock awards.

Cash Flow:  For the year 2006, net cash provided by operating activities was $7.4 million, compared to $6.3 million for the year 2005.  The increase in net cash provided is primarily due to 2006 profits in excess of 2005 profits. For the year 2006, net cash used in financing activities was $1.9 million, comprised of $2.7 million used to pay dividends, offset by $0.8 million in cash and tax benefits related to the exercise of stock options.  For the year 2005, net cash used in financing activities was $2.8 million, comprised of $1.8 million used to repay debt, and $1.3 million used to repurchase warrants, offset by $0.3 million generated from the issuance of common stock upon the exercise of outstanding options and warrants. Cash used for investing activities consisted primarily of computer and office equipment and totaled $467,000 for the year 2006, compared to $166,000 for the year 2005. For the year 2006, the net change in cash was a net increase of $5.0 million, compared to a net increase of $3.3 million for the year 2005.

Income Taxes:  During the 2006, we recorded income tax expense of $3.8 million compared to $0.3 million during 2005.  Our effective tax rate for 2006 was 25%, compared to 4% in 2005. The increase in tax expense and resulting effective rate is primarily due to the utilization of significant net operating loss (NOL) carryforwards during 2005 not available in 2006, offset by a $1.8 million, or $0.16 per diluted share, reduction in our deferred tax asset valuation allowance. At December 31, 2006, after evaluation of operating results of the most recent three-year period and comparison of all positive and negative evidence, the Company determined that a valuation allowance established originally in 2001 was only appropriate on approximately $117,000 of the NOL carryforward, due to annual limitations under Section 382. This conclusion was supported by the Company’s auditors and $1.5 million of the valuation allowance was removed during the three months ended December 31, 2006.  At December 31, 2006, approximately $2.9 million in remaining NOL carryforwards are available to be used against future taxable income, subject to a $0.2 million annual limitation under Section 382 of the Internal Revenue Code, expiring in 2022.

Business Development:  During the fourth quarter of 2006, the Company signed $18.3 million in new and extended business, pushing the total for 2006 to $59.5 million. This is an $18.7 million increase, or 46%, when compared to 2005 bookings of $40.8 million.

Backlog:  At December 31, 2006, the Company had signed backlog of $16.1 million contracted for 2007. Backlog does not include extensions or option periods, and therefore does not always represent the full scope of the clients’ commitment to Thomas Group. However, backlog does accurately represent the portion that has been contracted for in writing.

***

Thomas Group, Inc. (NasdaqGM: TGIS) is an international, publicly traded professional services firm specializing in operational improvements. Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, generate cash and drive higher profitability. Known as The Results Company(SM), Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise. Thomas Group has offices in Dallas, Detroit, and Hong Kong. For additional information on Thomas Group, Inc., please go to www.thomasgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Statements in this release that are not strictly historical are “forward looking” statements, which should be considered as subject to the many uncertainties that exist in the Company’s operations and business environment.  These uncertainties, which include economic and business conditions that may impact clients and the Company’s performance-oriented fees, timing of contracts and revenue recognition, competitive and cost factors, and the like, are set forth in the Company’s filings from time to time with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2006.  Except as required by law, the Company expressly disclaims any intent or obligation to update any forward looking statements.

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THOMAS GROUP, INC.

Selected Consolidated Financial Data

(Amounts stated in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(Unaudited)	(Restated)	(Unaudited)	(Restated)
Consulting revenue before reimbursements	$14,541	$11,633	$58,843	$42,966
Reimbursements	212	67	635	96
Total revenue	14,753	11,700	59,478	43,062
Cost of sales before reimbursable expenses	6,592	6,256	27,336	20,540
Reimbursable expenses	212	67	635	96
Total cost of sales	6,804	6,323	27,971	20,636
Gross profit	7,949	5,377	31,507	22,426
Selling, general and administrative	4,403	3,382	16,616	13,547
Sublease (gain) loss	—	—	(16)	610
Operating income	3,546	1,995	14,907	8,269
Other income (expense), net	129	36	362	(13)
Income from continuing operations before income taxes	3,675	2,031	15,269	8,256
Income tax (benefit)	(135)	137	3,764	311
Income from continuing operations before the cumulative effect of a change in accounting principle	3,810	1,894	11,505	7,945
Gain (loss) from discontinued operations, net of related income tax benefit	—	(808)	1	(1,212)
Income before the cumulative effect of a change in accounting principle	3,810	1,086	11,506	6,733
Cumulative effect of a change in accounting principle, net of related income tax benefit	—	(10)	—	(10)
Net income	$3,810	$1,076	$11,506	$6,723

Earnings per share:
Basic:
Income from continuing operations	$0.35	$0.18	$1.06	$0.76
Loss on discontinued operations, net of income tax benefit	—	(0.08)	—	(0.12)
Cumulative effect of a change in accounting principle, net of income tax benefit	—	—	—	—
Net Income	$0.35	$0.10	$1.06	$0.64

Diluted:
Income from continuing operations	$0.34	$0.18	$1.04	$0.75
Loss on discontinued operations, net of income tax benefit	—	(0.08)	—	(0.12)
Cumulative effect of a change in accounting principle, net of income tax benefit	—	—	—	—
Net Income	$0.34	$0.10	$1.04	$0.63
Weighted average shares:
Basic	10,994	10,655	10,812	10,513
Diluted	11,176	10,810	11,065	10,702

THOMAS GROUP, INC.

Selected Consolidated Financial Data

(Amounts stated in thousands)

Selected Segment Revenue Data

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005

North America	$14,753	$11,700	$59,407	$43,033
Asia/Pacific	—	—	71	29
Total revenue	$14,753	$11,700	$59,478	$43,062

Selected Balance Sheet Data

	December 31, 2006	December 31, 2005
Cash	$8,484	$3,481
Trade accounts receivables	12,318	8,382
Total current assets	21,487	12,451
Total assets	23,466	13,031
Total current liabilities	4,700	4,263
Total liabilities	4,803	4,537
Total stockholders’ equity	18,663	8,494